UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 30, 2007

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Issuance of Notices of Partial Redemption of 9.00% Senior Notes due 2015 and 8.625% Notes due 2011

On May 30, 2007, The Goodyear Tire & Rubber Company (the "Company") issued notices of partial redemption to the holders of its outstanding 9.00% Senior Notes due 2015 (the "2015 Notes") and its outstanding 8.625% Senior Notes due 2011 (the "2011 Notes"). As provided in the notice to the holders of the 2015 Notes, the Company will redeem $140 million in aggregate principal amount, or 35%, of the 2015 Notes at a redemption price of 109.00%, plus accrued and unpaid interest to the redemption date, which is June 29, 2007. As provided in the notice to the holders of the 2011 Notes, the Company will redeem $175 million in aggregate principal amount, or 35%, of the 2011 Notes at a redemption price of 108.625%, plus accrued and unpaid interest to the redemption date, which is also June 29, 2007.

The 2015 Notes were issued pursuant to the Indenture, dated as of June 23, 2005, between the Company and Wells Fargo Bank, N.A., as trustee. The 2011 Notes were issued pursuant to the Indenture, dated as of November 21, 2006, between the Company and Wells Fargo Bank, N.A., as trustee. The redemption of the 2015 Notes and the 2011 Notes will be made under the "equity clawback" provisions of the applicable Indenture, which permit the redemption of up to 35% of the aggregate principal amount of each series of notes with the proceeds of an equity offering. The Company will use a portion of the proceeds from its recently completed public offering of common stock to effect the redemption.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

May 30, 2007	By:	Richard J. Kramer

Name: Richard J. Kramer
Title: President, North American Tire and Chief Financial Officer